Exhibit 10.2

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THIS SECURITY NOR THE SECURITIES ISSUABLE UPON THE CONVERSION OF THIS SECURITY BEFORE MARCH 15, 2023.

THE SECURITIES REPRESENTED HEREBY AND THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”) OR U.S. STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED, DIRECTLY OR INDIRECTLY, UNLESS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE U.S. SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN COMPLIANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE U.S. SECURITIES ACT PROVIDED THAT THE HOLDER HAS, PRIOR TO SUCH TRANSFER, FURNISHED TO THE BORROWER AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE borrower

CHARLOTTE’s WEB HOLDINGS, INC.

CONVERTIBLE DEBENTURE

EFFECTIVE AS OF NOVEMBER 14, 2022
(the “Effective Date”)

PRINCIPAL AMOUNT: $75,341,080

DEBENTURE CERTIFICATE NUMBER: 1

Charlotte’s Web Holdings, Inc., a corporation incorporated under the laws of British Columbia (the “Borrower”), for value received, hereby acknowledges itself indebted and promises to pay to BT DE Investments Inc. (hereinafter referred to as the “Lender” or the “Debentureholder” and, together with the Borrower, the “Parties”), the principal amount of seventy five million three hundred forty one thousand and eighty dollars ($75,341,080) as such amount may be adjusted from time to time (the “Principal Amount”) in lawful money of Canada in the manner hereinafter provided at the address of the Lender provided in Schedule A appended hereto, or at such other place or places as the Lender may designate by notice in writing to the Borrower, on November 14, 2029, or such earlier date as the Principal Amount may become due and payable, and to pay interest to the Lender on the Principal Amount outstanding from time to time owing hereunder as provided in Schedule A appended hereto.

The Debentureholder has the right, from time to time and at any time prior to 5:00 p.m. (Eastern time) on the earlier of: (i) the Business Day (as defined herein) immediately preceding the Maturity Date (as defined herein); and (ii) the Business Day prior to any redemption of the Debenture in

[Certain information indicated by [***] has been excluded from this Exhibit 10.2 because it is private or confidential and not material.]

accordance with terms hereof, to convert all or (subject to the terms and conditions set forth below) any portion of the outstanding Principal Amount and accrued and unpaid interest owing thereon into Common Shares (as defined herein) at a price equal to the Conversion Price and the Interest Conversion Price (each as defined herein), as applicable.

Unless the Lender exercises the conversion rights attached to this Debenture, the Principal Amount owing, or the portion of the Principal Amount which has yet to be converted, together with any accrued and unpaid interest owing thereon and all other amounts now or hereafter payable hereunder (collectively, the “Obligations”), shall be due and payable on the Maturity Date in accordance with the terms hereof. This Debenture is issued subject to the terms and conditions appended hereto as Schedule A.

(See terms and conditions attached hereto)

IN WITNESS WHEREOF, the Borrower has caused this Debenture to be executed by a duly authorized officer as of the date first written above.

CHARLOTTE’S WEB HOLDINGS, INC.
By:	/s/ Jacques Tortoroli
Name: Jacques Tortoroli Title: Chief Executive Officer

Schedule A -Terms And Conditions For
Convertible Debenture

Article 1 - INTERPRETATION

Section 1.1	Definitions

In this Debenture, the following terms shall have the following meanings:

(1)	“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person; provided, that, with respect to the Lender, “Affiliate” shall also include (1) BAT Parent and (2) all entities in which BAT Parent owns, directly or indirectly, an equity ownership of at least 50%;
(2)	“Anti-Corruption Laws” means the Corruption of Foreign Public Officials Act (Canada), the UK Bribery Act 2010 (United Kingdom), the Foreign Corrupt Practices Act of 1977 (United States) and any other analogous Laws;
(3)	“Authorization” means, with respect to any Person, any Order, license, permit, certification, approval, registration, consent, authorization, clearance, franchise, qualification, filing, privilege, variance or exemption issued or granted by, or any Contract with, any Governmental Authority having jurisdiction over such Person and/or any of its assets or any applicable stock exchange on which securities of such Person are listed, as the same may have been, or may from time to time be, amended, supplemented or replaced.
(4)	“BAT Group” means, collectively, the Lender, BAT Parent and its Affiliates;
(5)	“BAT Parent” means British American Tobacco plc.;
(6)	“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Toronto, Ontario, New York City, New York or London, United Kingdom are authorized or required by Law to close;
(7)	“Business Sustainability Breach” means, in respect of private business dealings or in dealings with the public or government sector (whether in relation to the affairs of the Borrower or any of its Subsidiaries), whether directly or indirectly, any of:
(a)	giving, making, offering or receiving or agreeing to give, make, offer or receive any payment, gift or other advantage which would violate any Anti-Corruption Laws;
(b)	receiving, agreeing or attempting to receive the benefits of or profits from a crime or agreeing to assist any Person to retain the benefits of or profits from a crime; and

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(c)	involvement in or attempted involvement in modern slavery or human trafficking or agreeing or attempting to assist any Person that is involved in modern slavery or human trafficking in any activity which would violate Human Trafficking Laws;
(8)	“Canadian Securities Laws” means, collectively, the applicable securities Laws of each of the provinces and territories of Canada and the respective regulations, instruments and rules made under those securities Laws, together with all applicable published policy statements, notices, blanket orders and rulings of the securities commissions or securities regulatory authorities of Canada and of each of the provinces and territories;
(9)	“Cannabis” means (i) all living or dead material, plants, seeds, plant parts or plant cells from any cannabis species or subspecies (including sativa, indica and ruderalis), including wet and dry material, derivatives, trichomes, oil and extracts from cannabis (including cannabinoid or terpene extracts from the cannabis plant); and (ii) biologically or synthetically synthesized analogs of cannabinoids extracted from the cannabis plant using micro-organisms, including: (a) cannabis and marijuana or marihuana (as defined under Law, including the Cannabis Act and Section 802 of Title 21 of the United States Code); and (b) “hemp” or “industrial hemp” (as defined in the Industrial Hemp Regulations issued under the Cannabis Act, Section 1639o of Title 7 of the United States Code, or other applicable Laws);
(10)	“Cannabis Act” means the Cannabis Act (Canada);
(11)	“Cannabis Authorizations” means all Authorizations issued or granted, or required to be issued or granted, to a Person under or pursuant to Cannabis Laws, including all Contracts with Governmental Authorities thereunder or relating thereto.
(12)	“Cannabis Laws” means all Laws and other statutory requirements relating to Cannabis, including the Cannabis Act, and all Cannabis Authorizations.
(13)	“Capital Reorganization” has the meaning attributed thereto in Section 4.3(5);
(14)	“CBD” means cannabidiol, a phytocannabinoid derived from the Cannabis plant;
(15)	“Change of Control” means:
(a)	Any, direct or indirect, acquisition, purchase, subscription or sale (or any lease, long-term supply agreement, exclusive licensing agreement or other arrangement having the same economic effect as an acquisition, purchase or sale) of:
(i)	assets of the Borrower and/or one or more of its Subsidiaries that, individually or in the aggregate, constitute 50% or more of the consolidated assets or contribute 50% or more of the consolidated revenue of the Borrower and its Subsidiaries, taken as a whole; or

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(ii)	50% or more of any voting or equity securities of the Borrower or any of its Subsidiaries (or rights or interests in such voting or equity securities, including convertible securities that, if exercised or converted would result in a Person or group of Persons beneficially owning 50% or more of any class of voting or equity securities of the Borrower or one or more of its Subsidiaries);
(b)	any direct or indirect take-over bid, tender offer, exchange offer, treasury issuance or similar transaction or series of transactions that, if consummated, would result in a Person or group of Persons beneficially owning 50% or more of any class of voting or equity securities of the Borrower or one or more of its Subsidiaries;
(c)	any plan of arrangement, merger, amalgamation, consolidation, share exchange, share reclassification, business combination, reorganization, recapitalization, liquidation, dissolution, winding up or other similar transaction or series of transactions involving the Borrower or any of its Subsidiaries that, if consummated, would result in a Person or group of Persons beneficially owning 50% or more of any class of voting or equity securities of the Borrower or one or more of its Subsidiaries or any successor entity upon completion; or
(d)	any other transaction or series of related or unrelated transactions involving the Borrower and/or any of its Subsidiaries that has a substantially similar effect as any of the foregoing.
(8)	“Common Shares” means, subject to adjustment by application of Section 4.3, the common shares in the capital of the Borrower;
(9)	“Communication” has the meaning attributed thereto in Section 9.2;
(10)	“Competitor of the Borrower” means those Persons in the cannabis-based wellness industry, as set forth on Schedule D attached hereto;
(11)	“Contract” means any agreement, indenture, contract, lease, deed of trust, license, option, instruments, arrangement, obligation, understanding or other commitment, in each case whether written or oral.
(12)	“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or partnership or other interests, by Contract or otherwise. The terms “Controlling” and “Controlled by” shall have correlative meanings.
(13)	“Conversion Cap” has the meaning attributed thereto in Section 2.3(1);

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(14)	“Conversion Notice” has the meaning attributed thereto in Section 4.2;
(15)	“Conversion Price” means $2.00, subject to adjustment in accordance with the provisions of Section 4.3, in which case it shall mean the adjusted price in effect at such time after such adjustment;
(16)	“Conversion Right” has the meaning attributed thereto in Section 4.1;
(17)	“Debenture” means this convertible debenture;
(18)	“Debenture Tranche” has the meaning attributed thereto in Section 4.4(1);
(19)	“Employee Plan” means each plan, program, policy, agreement or arrangement providing for compensation, benefits, retirement, pension, bonus, stock purchase, profit sharing, stock option or other equity plan or award, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary, continuation, legal benefits, unemployment benefits, vacation, incentive or otherwise sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Borrower or its Subsidiaries from time to time for the benefit of any director, officer, employee, independent contractor or consultant of the Borrower or any of its Subsidiaries (including any former director, officer, employee, independent contractor or consultant of the Borrower or any of its Subsidiaries);
(20)	“Event of Default” has the meaning attributed thereto in Section 7.1(1);
(21)	“Exchange” means the Toronto Stock Exchange or such other national stock or securities exchange in the United States or Canada on which the Common Shares are principally traded;
(22)	“Exempt Offering” has the meaning attributed thereto in Section 4.4(2);
(23)	“Exempt Offering Amount” has the meaning attributed thereto in Section 4.4(2);
(24)	“Exempt Offering Election Notice” has the meaning attributed thereto in Section 4.4(2);
(25)	“Exempt Offering Notice” has the meaning attributed thereto in Section 4.4(2);
(26)	“Exempt Offering Share Amount” has the meaning attributed thereto in Section 4.4(2);
(27)	“Federal Regulation” means the date that federal laws in the United States permit, authorize or do not prohibit the use of CBD as an ingredient in food products and dietary supplements;
(28)	“Governmental Authority” means (i) any domestic or foreign government, whether national, federal, provincial, state, regional, territorial, municipal or local (whether administrative, legislative, executive or otherwise); (ii) any domestic or foreign agency, authority, ministry, department, regulatory authority, court, central bank, bureau, board or other instrumentality having legislative, judicial, taxing, regulatory, prosecutorial or administrative powers or functions of, or pertaining to, government, including Health Canada, the United States Food and Drug Administration, the United States Department of Agriculture, the United States Drug Enforcement Agency and any other applicable regulatory authorities, whether national, federal, provincial, state, regional, territorial, municipal or local (whether administrative, legislative, executive or otherwise), with oversight of the Cannabis industry and any business or operations within the Cannabis industry generally; and (iii) any court, commission, individual, arbitrator, arbitration panel or other body having adjudicative, regulatory, judicial, quasi-judicial, administrative or similar functions, including the securities commissions or securities regulatory authorities of Canada and of each of the provinces and territories and, if applicable, the United States Securities and Exchange Commission;

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(29)	“Human Trafficking Laws” means the Modern Slavery Act 2015 (United Kingdom), the Criminal Code of Canada and the Immigration and Refugee Protection Act (Canada) and any other analogous Laws;
(30)	“Indebtedness” has the meaning attributed thereto in Section 7.1(1)(h);
(31)	“Interest Conversion Price” means (i) if the Common Shares are listed on the Exchange on the applicable date of determination, the five-day volume-weighted average price of the Common Shares on the Exchange as of the trading day prior to the date of the applicable Conversion Notice, or (ii) if the Common Shares are not listed on the Exchange at the time of conversion, the fair market value (as determined by an independent financial advisor selected by the Borrower and approved by the Lender) of the Common Shares at conversion; provided, that the applicable date of determination of the Interest Conversion Price shall be (x) if determined in connection with a payment of interest on the Maturity Date, the Business Day immediately prior to the Maturity Date, and (y) if determined in connection with a conversion, the date of the Conversion Notice;
(32)	“Investor Rights Agreement” means the Investor Rights Agreement entered into between the Borrower and the Lender as of the Effective Date;
(33)	“Issue Date” has the meaning attributed thereto in Section 4.2;
(34)	“Law” means any and all applicable: (i) foreign or domestic constitution, treaty, law, statute, regulation, code, ordinance, principle of common law or equity, rule, municipal by law, order, directive, judgment, decree, injunction, decision, ruling, award or writ of any Governmental Authority or other requirement having the force of law; (ii) policy, practice, protocol, standard or guideline of any Governmental Authority which, although not necessarily having the force of law, is regarded by such Governmental Authority as requiring compliance as if it had the force of law; and (iii) rules of the Exchange;

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(35)	“Lien” means, with respect to any Person, any mortgage, lien, hypothec, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or capital lease, upon or with respect to any property of such Person;
(36)	“Market Price” of the Common Shares means, at any date, the volume weighted average price per Common Share at which the Common Shares have traded:
(a)	on the Exchange; or
(b)	if the Common Shares are not listed on the Exchange, on any other stock exchange upon which the Common Shares are listed as may be selected for this purpose by the board of directors of the Borrower, acting reasonably; or
(c)	if the Common Shares are not listed on any stock exchange, then on any over-the-counter market on which the Common Shares are trading, as may be selected for this purpose by the board of directors of the Borrower, acting reasonably, during the 20 consecutive trading days ending the third trading day before such date, and the volume weighted average price shall be determined by dividing the aggregate sale price of all Common Shares sold in board lots on the exchange or market, as the case may be, during the 20 consecutive trading days by the number of Common Shares sold or, if not traded on any recognized market or exchange, as determined by the board of directors of the Borrower, acting reasonably. Whenever the Market Price is required to be determined hereunder, the Borrower shall deliver to the Lender a certificate of the Borrower specifying such Market Price and setting out the details of its calculation;

(8)	“Material Compliance Breach” means a breach of Section 6.1(2)(a), Section 6.2(2) or Section 6.2(3);
(9)	“Maturity Date” has the meaning attributed thereto in Section 2.1;
(10)	“MCB Redemption Amount” means 100% of the Principal Amount plus accrued and unpaid interest thereon through to but excluding the date of redemption;
(11)	“Order” means any order, directive, judgment, decree, injunction, decision, ruling, award or writ of any Governmental Authority.
(12)	“Original Principal Amount” has the meaning attributed thereto in Section 4.4(1);
(13)	“Payment Account” means the bank account of the Lender as the Lender may from time to time advise the Borrower in writing, however if such bank account details are not provided, the issue of a certified cheque in the name of the registered holder shall satisfy any requirement to make payment to a Payment Account;

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(14)	“Per Share Cost” has the meaning attributed thereto in Section 4.3(2);
(15)	“Per Share Value” has the meaning attributed thereto in Section 4.4(2);
(16)	“Percentage Ownership Value” means an amount, calculated as of the date on which an election to effect a redemption pursuant to Section 3.2 is made by the Lender, equal to (a) the number of Common Shares into which the Principal Amount and any accrued interest would be issuable upon conversion of the Debenture at the Conversion Price and Interest Conversion Price, as applicable, multiplied by (b) the Interest Conversion Price;
(17)	“Person” means an individual, corporation, partnership, limited partnership, firm, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity;
(18)	“Preemptive Rights Amount” has the meaning attributed thereto in Section 4.4(1);
(19)	“Preemptive Rights Election Notice” has the meaning attributed thereto in Section 4.4(1);
(20)	“Preemptive Rights Notice” has the meaning attributed thereto in Section 4.4(1);
(21)	“Preemptive Rights Share Amount” has the meaning attributed thereto in Section 4.4(1);
(22)	“Proportionate Voting Shares” means the proportionate voting shares in the capital of the Borrower;
(23)	“Pro Rata Share” has the meaning attributed thereto in Section 4.4(1);
(24)	“RA Redemption Amount” means the lesser of (i) the MCB Redemption Amount, and (ii) the Percentage Ownership Value;
(25)	“Regulatory Approvals” means, collectively, any consent, waiver, permit, exemption, review, order, decision, notice or approval of, or any registration and/or filing with, any Governmental Authority or the Exchange, or the expiry, waiver or termination of any waiting period imposed by Law or a Governmental Authority, in each case, required in connection with the transactions contemplated under this Debenture, as determined by the Lender, acting reasonably;
(26)	“Representative” means, with respect to any Person, such Person’s directors, officers, employees, agents, consultants, insurers, financing sources, legal counsel, accountants, advisors and other representatives;
(27)	“Restricted Activity” means any line of business concerning Cannabis in which the Borrower does not operate as of the Effective Date and where such operations or activities are not legal under the Laws of the jurisdiction in which such operations or activities are carried out;

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(28)	“Rights Offering” has the meaning attributed thereto in Section 4.3(2);
(29)	“Rights Period” has the meaning attributed thereto in Section 4.3(2);
(30)	“Sanctioned Country” means a country or territory that is the subject of comprehensive country-wide or territory-wide Sanctions from time to time. As of the date hereof, Sanctioned Country means each of the following: Cuba, Iran, North Korea, Syria and the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, and the territory of Crimea;
(31)	“Sanctioned Person” means a Person that is: (a) listed on a Sanctions List; (b) ordinarily resident or located in, or organised under the Laws of, a Sanctioned Country; and/or (c) 50% or more owned, directly or indirectly, individually or in the aggregate, or controlled by, or acting on behalf or at the direction of, a Person referred to in (a) or (b);
(32)	“Sanctions” means any trade, anti-terrorism, economic or financial sanctions Laws, regulations, embargoes or restrictive measures administered, enacted or enforced from time to time by a Sanctions Authority;
(33)	“Sanctions Authority” means: (1) the United States; (2) the European Union; (3) the United Kingdom; (4) the United Nations; (5) Canada; and (6) any government and official institution or agency of the foregoing, including the Office of Foreign Assets Control of the Department of Treasury of the United States, the U.S. Department of State, His Majesty's Treasury, the Minister of Foreign Affairs (Canada) and the Governor in Council (Canada);
(34)	“Sanctions List” means the Specially Designated Nationals and Blocked Persons List and the Sectoral Sanctions Identification List maintained by the Office of Foreign Assets Control of the Department of Treasury of the United States, the Consolidated List of Financial Sanctions Targets maintained by His Majesty’s Treasury, regulations made under the Special Economic Measures Act (Canada), the United Nations Act (Canada), Special Economic Measures Act (Canada), the Justice for Victims of Corrupt Foreign Officials Act (Canada), the Freezing Assets of Corrupt Foreign Officials Act (Canada) or any similar list maintained by, or public announcement of a Sanctions designation made by, a Sanctions Authority;
(35)	“Secured Debt” means, with respect to any Person, any obligation of such Person for borrowed money that is secured in any manner by any Lien on any real or personal property of such Person;
(36)	“Significant Subsidiary” means any direct or indirect Subsidiary of the Borrower that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the U.S. Securities Act.

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(37)	“Special Distribution” has the meaning attributed thereto in Section 4.3(3);
(38)	“Subordinated Debt” means any and all indebtedness incurred or assumed by the Borrower or its Subsidiaries in respect of which all obligations of payment and performance, together with all security interests or collateral granted as security for payment and performance, are postponed and subordinated to the indebtedness owed to and security held by the holder of this Debenture.
(39)	“Subscription Agreement” means the Subscription Agreement entered into between the Borrower and the Lender as of the Effective Date;
(40)	“Subsidiary” means, with respect to any Person, any other Person with respect to which the first Person (i) has the right to elect a majority of the board of directors or other Persons performing similar functions or (ii) beneficially owns more than 50% of the voting stock (or of any other form of voting or Controlling equity interest in the case of a Person that is not a corporation), in each case, directly or indirectly through one or more other Persons;
(41)	“Taxes” means any and all: (i) taxes, duties, fees, premiums, assessments, imposts, levies, expansion fees and other charges of any kind whatsoever imposed by any Governmental Authority, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Authority in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, windfall, royalty, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all license, franchise and registration fees and all employment insurance, health insurance and other pension plan premiums or contributions imposed by any governmental authority; (ii) interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Authority on or in respect of amounts of the type described in clause (i) or this clause (ii); (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iv) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of being a transferee or successor in interest to any Person;
(42)	“trading day” means a day on which the Exchange is open for trading;
(43)	“Tranche Cap” has the meaning attributed thereto in Section 4.4(3);
(44)	“Tranche Conversion Price” has the meaning attributed thereto in Section 4.4(1);

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(45)	“Transaction Agreements” means, collectively, this Debenture, Subscription Agreement, the Investor Rights Agreement and all agreements, certificates and other instruments delivered pursuant hereto and thereto; and
(46)	“Transferability Event” means (i) an Event of Default (while such Event of Default continues to exist), (ii) a change in Law which gives rise to a reasonable prospect of the Lender’s continued holding of this Debenture being in breach of applicable Law, or (iii) in accordance with the requirements of Section 3.2(1) and Section 3.2(2), the Borrower entering into, or commencing operations or activities in, a Restricted Activity.
Section 1.2	Headings, etc.

The division of this Debenture into Articles and Sections and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this Debenture.

Section 1.3	Non-Business Days

Whenever payments are to be made, or an action is to be taken on a day which is not a Business Day, such payment shall be made, or such action shall be taken, on or not later than the next succeeding Business Day.

Section 1.4	Currency

All references in this Debenture to dollars or to $ are expressed in the currency of Canada unless otherwise specifically indicated.

Section 1.5	Statutes

Except as otherwise provided in this Debenture, any reference in this Debenture to a statute refers to such statute, and all rules and regulations made thereunder, as the same may have been, or may from time to time be, amended, re-enacted or replaced.

Section 1.6	Common Shares

Any determination required by this Debenture of the number or percentage of Common Shares outstanding shall assume the conversion of all then-outstanding Proportionate Voting Shares.

Section 1.7	Persons and Agreements

Any reference in this Debenture to a Person includes its heirs, administrators, executors, legal representatives, successors and permitted assigns, as applicable. Except as otherwise provided in this Debenture, the term “Debenture” and “Agreement” and any reference to this Debenture, or to any other agreement, document or other instrument, includes, and is a reference to, this Debenture or such other agreement, document or other instrument, as the same may have been, or may from time to time be, amended, restated, replaced, supplemented or novated, and includes all schedules hereto.

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Section 1.8	Gender and Number

Any reference in this Debenture to gender includes all genders. Words importing the singular number only include the plural and vice versa.

Section 1.9	Severability

If any provision of this Debenture is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction, that provision will be severed from this Debenture, and the remaining provisions will remain in full force and effect. Upon any such determination, the Lender and the Borrower shall negotiate in good faith to modify this Debenture so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Debenture be consummated as originally contemplated to the greatest extent possible.

Section 1.10	Borrower Covenants

All covenants or agreements contained in this Debenture on the part of the Borrower shall also apply to its Subsidiaries, mutatis mutandis, and each such covenant or agreement shall be construed as a covenant by the Borrower to cause (to the fullest extent permitted by Law) such Subsidiary to perform or not perform the required action, as applicable, in accordance with the terms of such covenant or agreement, mutatis mutandis.

Section 1.11	Schedules

The Schedules attached to this Debenture form an integral part of this Debenture for all purposes hereof.

Section 1.12	No Presumption

This Debenture is the product of negotiation by the Parties having the assistance of counsel and other advisers. It is the intention of the Parties that neither Party shall be presumed to be the drafter hereof and that this Debenture not be construed more strictly with the regard to one Party than to the other Party.

Section 1.13	Entire Agreement

This Debenture and the other Transaction Agreements constitute the entire agreement among the Parties and their respective Affiliates with respect to the transactions contemplated hereby and thereby, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties and their respective Affiliates with respect to such transactions.

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Article 2 - PAYMENT OF PRINCIPAL, INTEREST AND OTHER CONSIDERATIONS

Section 2.1	Repayment of Principal

Subject to the terms and conditions hereof, the Principal Amount outstanding under this Debenture, together with any accrued and unpaid interest owing thereon, as well as any and all other sums then payable to the Lender, shall be repaid by the Borrower to the Lender on November 14, 2029 or such earlier time that the Obligations become due and payable under the terms of this Debenture (the “Maturity Date”).

Section 2.2	Interest Payable

Subject to the terms and conditions hereof, interest on the Principal Amount outstanding under this Debenture shall be at the rate of 5.00% per annum, accrued from and including the Effective Date to but excluding the Maturity Date; provided, that the rate shall be reduced to 1.5% per annum upon and following Federal Regulation, if applicable. Accrued interest on the Principal Amount outstanding under this Debenture shall be compounded annually and due and payable on the Maturity Date. The interest owing for any stub period for the year in which the Maturity Date occurs shall be calculated on a proportionate basis for such number of days of interest owing based off a 365-day year. For greater certainty, such interest shall be payable before, during or after default, maturity, and judgment until the date of repayment in full.

Section 2.3	Payment of Interest and Overdue Interest

Payment of interest under this Debenture shall be made on the Maturity Date or date of earlier conversion (including with respect to the interest payment), through: (a) the issuance by the Borrower to the Lender of a number of Common Shares equal to the amount of accrued interest divided by the Interest Conversion Price; or (b) upon mutual agreement of the Borrower and the Lender (each acting reasonably and in good faith), the payment of cash equal to the amount of accrued interest. Unless the Borrower has obtained the requisite approval of the holders of the Common Shares, which the Borrower shall not be obligated to obtain, the Lender shall not convert this Debenture, in whole or in part, if and to the extent that, as a result of such conversion, the Lender or Affiliates, together with any joint actors, would beneficially own or exercise control or direction over in excess of 19.9% of the number of Common Shares outstanding immediately after giving effect to such conversion (such limit, the “Conversion Cap”). For purposes of the foregoing sentence, “beneficial ownership” shall be calculated in accordance with National Instrument 62-104 – Take-Over Bids and Issuer Bids (or any successor national instrument). Any purported delivery of Common Shares upon conversion of this Debenture shall be void ab initio and have no effect if and to the extent that such delivery would result in the Lender exceeding the Conversion Cap, and the Lender shall, upon becoming aware of any such Common Shares so delivered, notify the Borrower of same, and thereafter, or otherwise upon written demand from the Borrower, surrender to the Borrower such number of Common Shares that exceed the Conversion Cap, and the Borrower shall deliver to the Lender the principal amount of Debentures in respect thereof, which principal amount, may, at the Borrower’s option upon 30 calendar days’ prior written notice to the Lender, be repaid in cash.

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The Borrower shall, on demand, pay to the Lender by depositing to the Payment Account, interest on all overdue payments in connection with this Debenture from the date any such payment becomes overdue and for so long as such amount remains unpaid at a rate per annum which is equal to the applicable interest rate. Interest at the applicable interest rate on overdue amounts shall be calculated daily, compounded monthly on the last Business Day of the month, and shall be payable both before and after default, maturity, and judgment.

Section 2.4	Compliance with the Interest Act (Canada)

For the purposes of this Debenture, whenever any interest is calculated on the basis of a period of time other than a calendar year, the annual rate of interest to which each rate of interest determined pursuant to such calculation is equivalent for the purposes of the Interest Act (Canada) is such rate as so determined multiplied by the actual number of days in the calendar year in which the same is to be paid and divided by the number of days used in the basis of such determination.

Section 2.5	Method of Paying of Principal, Interest and other Amounts

Payments of principal, accrued and unpaid interest, fees and all other amounts payable by the Borrower pursuant to this Debenture shall be paid at or before 5:00 p.m. (Eastern time) on the day such amount is due. All cash payments to the Lender shall be made to the Payment Account. All cash payments to the Borrower shall be made as directed by the Borrower.

Section 2.6	Prepayment

Except as otherwise contemplated in this Debenture or if agreed to by the Lender, the Borrower shall not be permitted to prepay the Principal Amount outstanding on this Debenture or any accrued and unpaid interest owing thereon in whole or in part.

Section 2.7	Ranking

This Debenture constitutes the senior unsecured Obligations of the Borrower and will rank in right of payment of principal and interest (regardless of their actual date or terms of issue) in priority to all Subordinated Debt of the Borrower and is subordinated in right of payment to the prior payment in full of any Secured Debt of the Borrower to the extent of the value of the collateral securing such Secured Debt.

Article 3 - REDEMPTION OR PURCHASE OF DEBENTURE

Section 3.1	Redemption if Material Compliance Breach

Upon the occurrence of any event constituting a Material Compliance Breach (other than a Material Compliance Breach that is also a Restricted Activity, in which case Section 3.2 shall apply), the Borrower shall, upon becoming aware of the same, give prompt written notice to the Lender of such Material Compliance Breach. In the event the Lender becomes aware of a Material Compliance Breach prior to receiving such notice, the Lender may give written notice to the Borrower of such Material Compliance Breach. The Borrower shall have 20 Business Days following the receipt of any such notice by the Lender or the Borrower, as applicable, to cure such Material Compliance Breach to the extent such breach is capable of being cured without loss to, or liability for, the Lender or its Affiliates. To the extent such Material Compliance Breach is not cured within the foregoing time period or is not capable of being cured, the Lender shall have the right, in its sole discretion, to require the Borrower to immediately redeem this Debenture for an amount of lawful money of Canada equal to the MCB Redemption Amount. In the event the Lender elects to exercise the right to redeem pursuant to the foregoing sentence, the Borrower shall promptly (but in any event within 10 Business Days) transfer an amount of lawful money of Canada equal to the MCB Redemption Amount into the Payment Account.

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Section 3.2	Redemption if Restricted Activity

In the event the Borrower enters into, or commences operations or activities in, any Restricted Activity, the Borrower shall give prompt written notice to the Lender of the commencement of such Restricted Activity. The Lender shall have 120 calendar days after written notification from the Borrower to the Lender of the relevant Restricted Activity or, if the Lender becomes aware of a Restricted Activity prior to receiving such notification, 120 calendar days after written notification from the Lender of the relevant Restricted Activity, to give written notice to the Borrower in the event that the Lender wishes to exit the arrangements contemplated by the Transaction Agreements and the Parties will negotiate in good faith for 30 calendar days to identify a resolution that is mutually acceptable.

In the event a resolution is not achieved in the foregoing time period, the Lender shall have the right, in its sole discretion, to, as promptly as practicable (but in no event later than 90 calendar days following the end of the set negotiation period), either: (i) require the Borrower to redeem the Debenture for an amount of lawful money of Canada equal to the RA Redemption Amount, or (ii) sell or otherwise transfer the Debenture. The Borrower shall have 60 calendar days following any required redemption pursuant to the foregoing sentence to transfer an amount of lawful money of Canada equal to the RA Redemption Amount into the Payment Account.

Section 3.3	Result of Redemption

Following any redemption pursuant to this Article 3: (i) the Debenture shall no longer be considered outstanding, (ii) the Borrower shall be deemed to have discharged all of its Obligations under this Debenture, and (iii) the Lender shall not be entitled to any further remedies, damages or payments hereunder in respect of Obligations under this Debenture.

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Article 4 - CONVERSION

Section 4.1	Conversion Right

Upon and subject to the terms and conditions set forth in this Debenture, including Section 2.3 and the receipt of Exchange approval, the Lender shall have the right (the “Conversion Right”), but not the obligation, at any time, and from time to time, up to and including the earlier of: (i) the Business Day immediately preceding the Maturity Date; and (ii) the Business Day prior to any redemption of the Debenture in accordance with terms hereof, to notify the Borrower in writing that it wishes to exchange or convert, for no additional consideration, all or any part of the Principal Amount of this Debenture (and the applicable amount of accrued and unpaid interest on the Principal Amount being converted) into fully paid and non-assessable Common Shares. Any part of the Principal Amount of this Debenture being converted shall be converted at the Conversion Price and the applicable amount of accrued and unpaid interest on such Principal Amount being converted shall be converted at the Interest Conversion Price. For greater certainty, if the Lender is electing to convert all or a portion of the Principal Amount, then the applicable amount of accrued and unpaid interest up to, but excluding, the applicable Issue Date (as defined below) on the Principal Amount being converted must also be converted in accordance with the foregoing sentence.

Section 4.2	Conversion Procedure

The Conversion Right may be exercised by the Lender in accordance with Section 4.1 or 4.3(4) by completing and signing the notice of conversion (the “Conversion Notice”) attached hereto as Schedule B, and delivering the Conversion Notice and this Debenture to the Borrower. The Conversion Notice shall provide that the Conversion Right is being exercised and shall specify the Principal Amount being converted. Following delivery of the Conversion Notice by the Borrower, each Party shall use commercially reasonable efforts, and will cooperate with each other, to promptly take all required actions and obtain all Regulatory Approvals. Subject to Section 4.8, the Common Shares shall be issued no later than five Business Days following the date that all Regulatory Approvals have been obtained (the date of such issuance, the “Issue Date”). The conversion shall be deemed to have been effected immediately prior to the close of business on the Issue Date and the Common Shares issuable upon conversion shall be deemed to be issued as fully paid and non-assessable at such time. Within 10 Business Days after the Issue Date, the Borrower shall cause (i) a share certificate or certificates (or such other evidence of the issuance of the Common Shares from the Borrower’s transfer agent, including notices under a non-certificated registry) for the appropriate number of Common Shares acquired to be delivered to the Lender, and (ii) the Common Shares acquired to be registered in the name of the Lender or as the Lender may otherwise direct in the Conversion Notice. If less than all of the Principal Amount of this Debenture is the subject of the exercise of such Conversion Right, then within five Business Days after the Issue Date, the Borrower shall deliver to the Lender a replacement Debenture in the form hereof in the principal amount of the unconverted principal balance hereof, and this Debenture shall be cancelled. If the Conversion Right is being exercised in respect of the entire Principal Amount of this Debenture, this Debenture shall be automatically cancelled on the Issue Date following the issuance of all Common Shares required to be issued hereunder. Notwithstanding anything else provided for in this Article 4 (other than Section 4.8), in the event that any Regulatory Approvals with respect to an exercised Conversion Right are not obtained or do not allow for the conversion of the full amount of the Principal Amount (and the applicable amount of accrued and unpaid interest on such amount) subject to the exercised Conversion Right, then only such amount allowable under the Regulatory Approvals, if any, shall be converted and the Borrower shall immediately transfer an amount of lawful money of Canada equal to the Principal Amount for which the Regulatory Approvals are not obtained or allowed to be converted (and the applicable amount of accrued and unpaid interest on such amount) into the Payment Account.

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Section 4.3	Adjustment of Conversion Price

The Conversion Price in effect at any date shall be subject to adjustment from time to time as follows:

(1)	If and whenever at any time prior to the Maturity Date, the Borrower shall:
(a)	subdivide, re-divide or change the issued and outstanding Common Shares into a greater number of Common Shares;
(b)	reduce, combine or consolidate the issued and outstanding Common Shares into a smaller number of Common Shares;
(c)	issue Common Shares (or securities convertible into or exchangeable for Common Shares) to the holders of all or substantially all of the issued and outstanding Common Shares by way of a non-cash dividend; or
(d)	make a non-cash distribution on its issued and outstanding Common Shares payable in Common Shares or securities exchangeable for or convertible into Common Shares,

then the Conversion Price in effect on the effective date of such subdivision, redivision, change, reduction, combination or consolidation or on the record date for such issue of Common Shares (or securities convertible into or exchangeable for Common Shares) by way of a non-cash dividend or other distribution, as the case may be, shall, in the case of the events referred to in Section 4.3(1)(a), (c) and (d) above, be decreased in proportion to the increase in the number of issued and outstanding Common Shares resulting from such subdivision, redivision, change, issue or dividend (including, in the case where securities convertible into or exchangeable for Common Shares are issued, the number of Common Shares that would have been outstanding had such securities been converted into or exchanged for Common Shares on such effective or record date) or shall, in the case of the events referred to in Section 4.3(1)(b) above, be increased in proportion to the decrease in the number of outstanding Common Shares resulting from such reduction, combination or consolidation on such effective or record date; in each case by multiplying the Conversion Price in effect on such effective date or record date by a fraction of which the numerator shall be the total number of Common Shares outstanding immediately prior to such date and the denominator shall be the total number of Common Shares outstanding immediately after such date. Any such issue of Common Shares (or securities convertible into or exchangeable for Common Shares) by way of a non-cash dividend or other distribution shall be deemed to have been made on the record date for the non-cash dividend or other distribution for the purpose of calculating the number of outstanding Common Shares under Section 4.3(2) and (3).

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(2)          If and whenever at any time prior to the Maturity Date, the Borrower shall fix a record date for the issuance of rights, options or warrants to all or substantially all the holders of its outstanding Common Shares entitling them, for a period expiring not more than 45 calendar days after such record date (such period from the record date to the date of expiry being referred to in this Section 4.3(2) as the “Rights Period”), to subscribe for or purchase Common Shares (or securities convertible into or exchangeable for Common Shares) at a price per share less than 95% of the Market Price for Common Shares for the period ending on the third trading day prior to such record date (such subscription price per Common Share (inclusive of any cost of acquisition of securities exchangeable for or convertible into Common Shares in addition to any direct cost of Common Shares) being referred to in this Section 4.3(2) as the “Per Share Cost”), the Borrower shall give written notice to the Lender with respect thereto (any of such events herein referred to as a “Rights Offering”), and the Lender shall have 15 calendar days after receipt of such notice to elect to convert any or all of the Principal Amount of this Debenture into Common Shares at the then applicable Conversion Price and otherwise on terms and conditions set out in this Debenture. If the Lender elects to convert any or all of the Principal Amount of this Debenture, the Borrower shall not proceed with such Rights Offering until all Regulatory Approvals for such conversion are received and, upon the receipt of all such Regulatory Approvals, such conversion shall occur immediately prior to the record date for the issuance of such rights, options or warrants. If the Lender elects not to convert any of the Principal Amount of this Debenture, there shall continue to be an adjustment to the Conversion Price as a result of the issuance of such rights, options or warrants, in the manner hereinafter provided. The Conversion Price will be adjusted effective immediately after the end of the Rights Period to a price determined by multiplying the Conversion Price in effect immediately prior to the end of the Rights Period by a fraction:

(a)	the numerator of which is the aggregate of:
(i)	the total number of Common Shares outstanding as of the record date for such Rights Offering; and
(ii)	the number determined by dividing the product of the Per Share Cost and:
(A)	where the event giving rise to the application of this Section 4.3(2) was the issue of rights, options or warrants to the holders of Common Shares under which such holders are entitled to subscribe for or purchase additional Common Shares, the number of Common Shares so subscribed for or purchased during the Rights Period, or

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(B)	where the event giving rise to the application of this Section 4.3(2) was the issue of rights, options or warrants to the holders of Common Shares under which such holders are entitled to subscribe for or purchase securities exchangeable for or convertible into Common Shares, the number of Common Shares for which those securities so subscribed for or purchased during the Rights Period could have been exchanged or into which they could have been converted during the Rights Period, by the Market Price of the Common Shares for the period ending on the third trading day prior to such record date for the commencement of the Rights Offering; and

(iii)	the denominator of which is
(A)	in the case described in Section 4.3(2)(a)(ii)(A), the total number of Common Shares outstanding, or
(B)	in the case described in Section 4.3(2)(a)(ii)(B), the total number of Common Shares that would be outstanding if all the Common Shares described in Section 4.3(2)(a)(ii)(B) had been issued,
(b)	in each case, after giving effect to the Rights Offering and including the number of Common Shares actually issued or subscribed for during the Rights Period upon exercise of the rights, warrants or options under the Rights Offering.

Any Common Shares owned by or held for the account of the Borrower or any Subsidiary of the Borrower will be deemed not to be outstanding for the purpose of any such computation. To the extent that any adjustment in the Conversion Price occurs pursuant to this Section 4.3(2) as a result of the fixing by the Borrower of a record date for the distribution of rights, options or warrants referred to in this Section 4.3(2), the Conversion Price will be readjusted immediately after the expiration of any relevant exchange, conversion or exercise right to the Conversion Price which would then be in effect based upon the number of Common Shares actually issued upon the exercise of such rights, options or warrants, as the case may be.

If the Lender has exercised its Conversion Right in accordance herewith during the Rights Period, the Lender will, in addition to the Common Shares to which it is otherwise entitled upon such exercise, be entitled to that number of additional Common Shares equal to the result obtained when the difference, if any, between the Conversion Price in effect immediately prior to, and the Conversion Price in effect immediately following the end of such Rights Offering pursuant to this Section 4.3(2), is multiplied by the number of Common Shares received upon the exercise of the Conversion Right during such period, and the resulting product is divided by the Conversion Price as adjusted for such Rights Offering pursuant to this Section 4.3(2); provided that no fractional Common Shares will be issued and shall be adjusted in the manner provided in Section 4.5. Such additional Common Shares will be deemed to have been issued to the Lender immediately following the end of the Rights Period and a certificate or notice of uncertificated ledger entries for such additional Common Shares will be delivered to the Lender within 10 Business Days following the end of the Rights Period (subject to the prior receipt of all Regulatory Approvals).

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(3)          If and whenever at any time prior to the Maturity Date, the Borrower shall fix a record date for the making of a distribution to all or substantially all the holders of its outstanding Common Shares of (a) shares of any class other than Common Shares (or other than securities convertible into or exchangeable for Common Shares), or (b) rights, options or warrants (other than rights, options or warrants referred to in Section 4.3(2)), or (c) evidences of its indebtedness, or (d) assets (including cash) or property of the Borrower, or (e) cash dividends or distributions, then, in each such case, the Borrower shall give written notice to the Lender with respect thereto, and the Lender shall have 15 calendar days after receipt of such notice to elect to convert any or all of the Principal Amount of this Debenture into Common Shares at the then applicable Conversion Price and otherwise on terms and conditions set out in this Debenture. If the Lender elects to convert any or all of the Principal Amount of this Debenture, the Borrower shall not proceed with such distribution until all Regulatory Approvals for such conversion are received and, upon the receipt of all such Regulatory Approvals, such conversion shall occur immediately prior to the record date for the making of such distribution. If the Lender elects not to convert any of the Principal Amount of this Debenture, there shall continue to be an adjustment to the Conversion Price as a result of the making of such distribution, (herein referred to as a “Special Distribution”) determined in the manner hereafter set out.

The Conversion Price will be adjusted effective immediately after such record date to a price determined by multiplying the Conversion Price in effect on such record date by a fraction:

(a)	the numerator of which is:
(i)	the product of the number of Common Shares outstanding on such record date and the Market Price of the Common Shares for the period ending on such record date; less
(ii)	the aggregate fair market value (as determined by action by the Board of Directors of the Borrower, acting reasonably) to the holders of the Common Shares of such securities or property or other assets so issued or distributed in the Special Distribution; and
(b)	the denominator of which is the number of Common Shares outstanding on such record date multiplied by the Market Price of the Common Shares for the period ending on such record date.

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Any Common Shares owned by or held for the account of the Borrower or any Subsidiary of the Borrower will be deemed not to be outstanding for the purpose of any such computation.

(4)          In the case of any reclassification of, or other change in, the outstanding Common Shares pursuant to a Change of Control, the Lender may elect, prior to the effective date of such Change of Control, to convert all or any part of the Principal Amount of this Debenture into Common Shares at the then applicable Conversion Price and otherwise on terms and conditions set out in this Debenture. To exercise such right the Lender must provide a notice in writing to the Borrower no later than five Business Days prior to the effective date of such Change of Control (provided the Borrower has provided the Lender five Business Days prior written notice of such Change of Control), failing which (i) the Lender’s right to convert this Debenture as a consequence of such Change of Control shall cease and (ii) if such Change of Control results in (A) a successor entity upon completion of an arrangement, amalgamation, consolidation or merger involving the Borrower, (B) another entity carrying on the business of the Borrower, or (C) the Borrower becoming a wholly-owned subsidiary of another entity, and the Lender has failed to elect to convert all of the Principal Amount of this Debenture into Common Shares pursuant to this Section 4.3(4), the Borrower shall be required to prepay the Principal Amount outstanding on this Debenture and any accrued and unpaid interest owing thereon in cash within seven days of the effective date of such Change of Control. The Borrower shall not proceed with such Change of Control unless written notice of such Change of Control that includes a description of the material terms of such Change of Control and expected timing has been provided by the Borrower to the Lender no fewer than 30 days prior to the effective date of such Change of Control.

(5)          If and whenever at any time after the date hereof there is a reclassification or redesignation of the Common Shares outstanding at any time or change of the Common Shares into other shares or into other securities (other than as set out in Section 4.3(1), (2), (3) or (4)), or a consolidation, amalgamation or merger of the Borrower with or into any other corporation or other entity (other than a consolidation, amalgamation or merger which does not result in any reclassification or redesignation of the outstanding Common Shares or a change of the Common Shares into other shares and other than as set forth in Section 4.3(4)), or a transfer of the undertaking or assets of the Borrower as an entirety or substantially as an entirety to another corporation or other entity (any of such events being called a “Capital Reorganization”), the Lender, upon the exercising the Conversion Right, after the effective date of such Capital Reorganization, will be entitled to receive in lieu of the number of Common Shares to which the Lender was theretofore entitled upon such exercise, the aggregate number of shares, other securities or other property of the Borrower or of the body corporate, trust, partnership or other entity resulting from such Capital Reorganization, if any, which the Lender would have been entitled to receive as a result of such Capital Reorganization if, on the effective date thereof, the Lender had been the holder of the number of Common Shares to which such Lender was theretofore entitled upon exercise of the Conversion Right. If determined appropriate by written resolution of the board of directors of the Borrower, acting reasonably and in good faith, appropriate adjustments will be made as a result of any such Capital Reorganization in the application of the provisions set forth in this Section 4.3 with respect to the rights and interests thereafter of the Lender to the end that the provisions set forth in this Section 4.3 will thereafter correspondingly be made applicable as nearly as may reasonably be in relation to any shares, other securities or other property thereafter deliverable upon the exercise of the Conversion Right. Any such adjustment must be made by and set forth in an amendment to this Debenture approved by written resolution of the board of directors of the Borrower, acting reasonably and in good faith.

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(6)          If, in the opinion of the board of directors of the Borrower, acting reasonably and in good faith, the provisions of this Section 4.3 are not strictly applicable, or if strictly applicable would not fairly protect the rights of the Lender in accordance with the intent and purposes hereof, the Conversion Price shall be adjusted in such manner, if any, and at such time, as the board of directors of the Borrower determines to be appropriate, acting reasonably and in good faith, on a basis consistent with the intent of this Section 4.3; provided that if at any time a dispute arises with respect to adjustments provided for in this Article 4, such dispute will be conclusively determined by an independent financial advisory or investment banking firm mutually acceptable to the Borrower and the Lender, at the cost of the Borrower, and any such determination will be binding on the Borrower and the Lender. The Borrower will provide such financial advisory or investment banking firm with access to all necessary records of the Borrower.

(7)          In any case in which this Section 4.3 shall require that an adjustment shall become effective immediately after a record date for an event referred to herein, the Borrower may defer, until the occurrence of such event, issuing to the Lender before the occurrence of such event, the additional Common Shares issuable upon such conversion by reason of the adjustment required by such event before giving effect to such adjustment; provided, however, that the Borrower shall deliver to the Lender an appropriate instrument evidencing the Lender’s right to receive such additional Common Shares upon the occurrence of the event requiring such adjustment and the right to receive any distributions made on such additional Common Shares declared in favour of holders of record of Common Shares on and after the Issue Date or such later date as the Lender would, but for the provisions of this Section 4.3(6), have become the holder of such additional Common Shares pursuant to Section 4.3(2).

(8)          The adjustments provided for in this Section 4.3 are cumulative and shall apply to successive subdivisions, redivisions, reductions, combinations, consolidations, distributions, issues or other event resulting in any adjustment under the provisions of this Section 4.3.

Section 4.4	Adjustments Pursuant to Preemptive or Top-Up Rights

(1)          If the Borrower shall, at any time or from time to time prior to the Business Day immediately preceding the Maturity Date, issue or sell any Common Shares (other than pursuant to an Exempt Offering), then no later than five Business Days prior to the commencement of such offering, the Borrower shall provide written notice to the Lender (the “Preemptive Rights Notice”) specifying the expected timing and material terms (including sale price) of such offering. Within 10 Business Days of receipt of the Preemptive Rights Notice, the Lender may, so long as the number of Common Shares issuable upon conversion of this Debenture or otherwise beneficially owned by the Lender or its Affiliates immediately prior to completion of such offering would represent 10% or more of the number of Common Shares outstanding immediately prior to completion of such offering, through written notice to the Borrower (a “Preemptive Rights Election Notice”), elect to participate in such offering up to its pro rata share (measured by reference to the number of Common Shares issuable upon conversion of this Debenture relative to the number of Common Shares outstanding immediately prior to such conversion, in each case immediately prior to the completion of such offering (“Pro Rata Share”)) of such offering through payment by the Lender of an amount (the “Preemptive Rights Amount”) equal to (i) the purchase price per Common Share in such offering, multiplied by (ii) the number of Common Shares (up to the Pro Rata Share) set forth in the Preemptive Rights Election Notice (the “Preemptive Rights Share Amount”). Immediately upon completion of an offering of Common Shares for which the Lender has exercised its right to purchase up to its Pro Rata Share pursuant to Section 4.4(1), the Preemptive Rights Amount paid by the Lender to the Borrower shall form a subsequent tranche of this Debenture (the “Debenture Tranche”) which shall (A) have a principal amount equal to the Preemptive Rights Amount then paid that corresponds to such Debenture Tranche, and (B) have a conversion price (the “Tranche Conversion Price”) equal to the quotient of (x) the Preemptive Rights Amount, divided by (y) the Preemptive Rights Share Amount (or if such Tranche Conversion Price is not permitted pursuant to applicable securities Laws or stock exchange rules, the lowest price permitted thereunder, adjusted upwards from such Tranche Conversion Price, for a private placement at such time).

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(2)          If the Borrower shall, at any time or from time to time prior to the Business Day immediately preceding the Maturity Date, issue or sell any Common Shares in any “bought” financing, pursuant to an at-the-market program implemented by the Borrower pursuant to National Instrument 44-102 – Shelf Distributions or similar offerings implemented in accordance with applicable United States securities Laws, as consideration for any merger or acquisition of a bona fide business or assets or pursuant to any equity incentive plan approved by the Borrower’s board of directors that is substantially similar to the Employee Plan existing on the Effective Date (an “Exempt Offering”), then no later than five Business Days following completion of such Exempt Offering (other than in respect of the issuance of Common Shares pursuant to any equity incentive plan approved by the Borrower’s board of directors that is substantially similar to the Employee Plan existing on the Effective Date), the Borrower shall provide written notice to the Lender (the “Exempt Offering Notice”) specifying the amount of cash and the fair market value of any non-cash consideration (as determined in good faith by the Borrower’s board of directors) received per Common Share (the “Per Share Value”) by the Borrower in such Exempt Offering. Within 30 Business Days of receipt of the Exempt Offering Notice, the Lender may, so long as the number of Common Shares issuable upon conversion of this Debenture or otherwise beneficially owned by the Lender or its Affiliates immediately prior to completion of such Exempt Offering represented 10% or more of the number of Common Shares outstanding immediately prior to completion of such Exempt Offering, through written notice to the Borrower (an “Exempt Offering Election Notice”), elect to retain up to the Pro Rata Share through (a) payment by the Lender of an amount (the “Exempt Offering Amount”) equal to (i) the Per Share Value (or if such price is not permitted pursuant to applicable securities Laws or stock exchange rules, the lowest price permitted thereunder, adjusted upwards from the Per Share Value, for a private placement at such time) multiplied by (ii) the number of Common Shares (up to the Pro Rata Share) set forth in the Exempt Offering Election Notice (the “Exempt Offering Share Amount”). Immediately upon completion of an offering of Common Shares for which the Lender has exercised its right to purchase up to its Pro Rata Share pursuant to Section 4.4(2), the Exempt Offering Amount paid by the Lender to the Borrower shall form a subsequent Debenture Tranche, which shall (A) have a principal amount equal to the Exempt Offering Amount that corresponds to such Debenture Tranche and (B) have a Tranche Conversion Price equal to the quotient of (x) the Exempt Offering Amount, divided by (y) the Exempt Offering Share Amount (or if such Tranche Conversion Price is not permitted pursuant to applicable securities Laws or stock exchange rules, the lowest price permitted thereunder, adjusted upwards from the Tranche Conversion Price, for a private placement at such time).

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(3)          Other than as set forth in this Section 4.4, any Debenture Tranche issued pursuant to Sections 4.4(1) or 4.4(2) of this Debenture shall be on the same terms, mutatis mutandis, as the initial Debenture issued on the date hereof. For greater certainty, unless the Borrower has obtained the requisite approval of the holders of the Common Shares, the Borrower shall not issue in respect of each Debenture Tranche greater than 25% of the Common Shares which are outstanding, on a non-diluted basis, prior to the date of issuance of each Debenture Tranche (each such limit, a “Tranche Cap”). For purposes of the foregoing sentence, “beneficial ownership” shall be calculated in accordance with National Instrument 62-104 – Take-Over Bids and Issuer Bids (or any successor national instrument). Any purported delivery of Common Shares upon conversion of any Debenture Tranche shall be void ab initio and have no effect if and to the extent that such delivery would result in the Lender exceeding the relevant Tranche Cap, and the Lender shall, upon becoming aware of any such Common Shares so delivered, notify the Borrower of same, and thereafter, or otherwise upon written demand from the Borrower, surrender to the Borrower such number of Common Shares that exceed the relevant Tranche Cap, and the Borrower shall deliver to the Lender the principal amount of the Debenture Tranche in respect thereof, which principal amount, may, at the Borrower’s option upon 30 calendar days’ prior written notice to the Lender, be repaid in cash pursuant to the terms of Section 2.3(2).

Section 4.5	No Requirement to Issue Fractional Common Shares

The Borrower shall not be required to issue fractional Common Shares upon the conversion of the Debenture pursuant to this Article 4. If any fractional interest in a Common Share, would, except for the provisions of this Section 4.5, be deliverable upon the conversion of any amount hereunder, the number of Common Shares to be issued shall be rounded up to the nearest whole Common Share.

Section 4.6	Borrower to Reserve Common Shares

The Borrower covenants with the Lender that it will at all times reserve and keep available out of its authorized Common Shares, solely for the purpose of issue upon exercise of the Conversion Right, and conditionally allot to the Lender, such number of Common Shares as shall then be issuable upon the conversion of this Debenture. The Borrower covenants with the Lender that all Common Shares which shall be so issuable shall be duly and validly issued as fully paid and non- assessable. The Borrower covenants with the Lender to cause the Common Shares and the certificate, as applicable, representing the Common Shares from time to time acquired pursuant to the exercise of the Conversion Right to be duly issued and delivered in accordance with the terms hereof.

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Section 4.7	Certificate as to Adjustment

The Borrower shall from time to time, immediately after the occurrence of any event which requires an adjustment or readjustment as provided in Section 4.3, deliver an officer’s certificate to the Lender specifying the nature of the event requiring the same and the amount of the adjustment necessitated thereby and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Subject to the dispute resolution procedure in Section 4.3, such certificate shall be binding and determinative of the adjustment to be made, absent manifest error.

Section 4.8	Shareholder Vote

The Parties will explore alternatives in the event the number of Common Shares issuable upon the conversion of the Debenture pursuant to this Article 4 results in a requirement (under the rules of the Exchange or applicable Law) for a vote of the shareholders of the Borrower, including the possibility of seeking such required shareholder vote or the Borrower paying to the Lender an amount equal to the minimum portion of the Principal Amount being converted (or the applicable amount of accrued and unpaid interest on the Principal Amount being converted) as obviates the requirement for said shareholder vote.

Section 4.9	Shareholder of Record

For all purposes, on the Issue Date or the applicable date specified in Section 4.2, the Lender shall be deemed to have become the holder of record of the Common Shares into which the Principal Amount of this Debenture or a portion thereof (and the applicable amount of accrued and unpaid interest on the Principal Amount being converted) is converted in accordance with Section 4.2.

Section 4.10	Resale Restrictions, Legending and Disclosure

By its acceptance hereof the Lender acknowledges that this Debenture and the Common Shares issuable upon conversion hereof will be subject to certain resale restrictions under applicable securities Laws, and the Lender agrees to comply with all such restrictions and Laws. The Lender further acknowledges and agrees that the certificate representing the Common Shares will bear the legend substantially in the form set forth on the face page hereof as well as any legends required by the Exchange, provided that such Canadian legend shall not be required on certificate representing the Common Shares issued at any time following four months plus one day after the date hereof. The Lender acknowledges that the Borrower will be required to provide to the applicable securities regulatory authorities the identity of the Lender and its principals and the Lender hereby agrees thereto.

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Article 5 - RIGHTS OF DEBENTUREHOLDER

Section 5.1	Distribution on Dissolution, Etc.

Subject to applicable Law and the rights of any holder of any Secured Debt ranking ratably or in priority to the Lender, upon any sale, in one transaction or a series of transactions, of all, or substantially all, of the assets of the Borrower or distribution of the assets of the Borrower upon any dissolution or winding-up or total liquidation of the Borrower, whether in bankruptcy, liquidation, re-organization, insolvency, receivership or other similar proceedings or upon an assignment to or for the benefit of creditors of the Borrower or otherwise, any payment or distribution of assets of the Borrower, whether in cash, property or security, shall be paid or delivered by the trustee in bankruptcy, receiver, assignee of or for the benefit of creditors or other liquidating agent of the Borrower making such payment or distribution, directly to the holder of this Debenture or their representatives, to the extent necessary, to pay all Obligations pursuant to this Debenture in full.

Section 5.2	Certificate Regarding Creditors

Upon any payment or distribution of assets of the Borrower referred to in Section 5.1, the Debentureholder shall be entitled to rely upon a certificate of the trustee in bankruptcy, receiver, assignee of or for the benefit of creditors or other liquidating agent of the Borrower making such payment or distribution, delivered to the Debentureholder, for the purpose of ascertaining the Persons entitled to participate in such distribution, and other indebtedness of the Borrower, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to Section 5.1.

Section 5.3	Rights of Debentureholder Reserved

Nothing contained in this Article 5 or elsewhere in this Debenture is intended to or shall impair, as between the Borrower and the Debentureholder, the obligation of the Borrower, which is absolute and unconditional, to pay to the Debentureholder the Principal Amount and interest on the Debenture, as and when the same shall become due and payable in accordance with their terms, nor shall anything herein prevent the Debentureholder from exercising all remedies otherwise permitted by applicable Law upon default under this Debenture.

Section 5.4	Payment of Debenture Permitted

Nothing contained in this Debenture shall:

(a)	prevent the Borrower from making payments of the Principal Amount, interest and other amounts to the Debentureholder under this Debenture as herein provided;

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(b)	prevent the conversion of this Debenture into Common Shares as herein provided or as otherwise permitted according to Law, including in connection with a bankruptcy, reorganization, insolvency, or other arrangement with creditors of the Borrower; or
(c)	prevent the redemption of this Debenture by the Borrower as herein provided.

Article 6 - COVENANTS OF THE BORROWER

Section 6.1	Positive Covenants

The Borrower covenants and agrees, for as long this Debenture remains outstanding, that the Borrower shall:

(1)	Maintain Corporate Existence. Maintain its corporate existence and the existence its Subsidiaries (other than dormant Subsidiaries), and preserve its and its Subsidiaries’ rights, powers, licenses and privileges, in each case which are necessary and material to the conduct of the business of the Borrower and its Subsidiaries;
(2)	Compliance.
(a)	Comply in all respects with applicable Cannabis Laws and in all material respects with all other applicable Laws; and
(b)	Use commercially reasonable efforts to comply with the BAT Group’s Standards of Business Conduct and International Marketing Principles in effect on the date hereof, as may be amended in a manner acceptable to the Borrower, acting reasonably;
(3)	Carry on Business.
(a)	Keep, and cause its Subsidiaries to keep, adequate and accurate records and books of account in which complete entries will be made reflecting all material financial transactions, and prepare its financial statements in accordance with generally accepted accounting principles; and
(b)	Maintain, and cause its Subsidiaries to maintain, all consents, permits, exemptions, approvals, registrations, filings, authorizations and licenses necessary and material to carry on the business of the Borrower and its Subsidiaries;
(4)	Payment of Taxes. Pay and discharge, and cause its Subsidiaries to pay and discharge, promptly all Taxes assessed or imposed upon the Borrower or such Subsidiaries or the Borrower’s or any such Subsidiary’s properties as and when the same become due and payable save and except where it contests in good faith the validity thereof by proper legal proceedings;

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(5)	Payment of Obligations. Pay all principal, interest and other amounts owing to the Lender hereunder promptly when due;
(6)	Performance of Covenants. Perform and satisfy all covenants and obligations to be performed by it under this Debenture;
(7)	Insurance. Maintain, and cause its Subsidiaries to maintain, insurance with respect to the Borrower’s or any such Subsidiary’s properties and business against such casualties and contingencies, of such types, on such terms and in such amounts as is customary in the case of entities engaged in the same or a similar business and similarly situated;
(8)	Maintain Listing. Maintain the listing of the Common Shares on an Exchange and to maintain the Borrower’s status as a “reporting issuer” not in default of the requirements of the Canadian Securities Laws or United States securities Laws; provided that the Borrower shall not be required to comply with the covenant in this Section 6.1(8) following a Change of Control; and
(9)	Notice of Event of Default. Promptly, and in any event within five Business Days after a responsible officer of the Borrower becoming aware, give notice to the Lender of the occurrence or existence of any Event of Default.
Section 6.2	Negative Covenants

The Borrower covenants and agrees that, without the prior written consent of the Lender, the Borrower shall not, and shall cause its Subsidiaries (and, in the case of Section 6.2(2), its or their respective Representatives acting on its or their behalf and, in the case of Section 6.2(3), its and their respective directors, officer and employees) not to:

(1)	Dissolution. Liquidate, wind-up, dissolve themselves (or suffer any liquidation or dissolution), reorganize, make an assignment for the benefit of their creditors or file a petition, answer or consent to seeking a reorganization, take part in a plan of arrangement, or undergo a change of control or similar transaction to any of the foregoing; provided, that this Section 6.2(1) shall not apply to any Subsidiaries that are dormant as of the date hereof;
(2)	Business Sustainability Breach. Take any action that, individually or in the aggregate, would, or would reasonably be expected to, give rise to a Business Sustainability Breach; and
(3)	Sanctions.
(a)	Violate any applicable Sanctions; and
(b)	Conduct any activities (i) targeted by Sanctions, (ii) with or for the benefit of any Sanctioned Person, or (iii) in any Sanctioned Country.

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Article 7 - EVENTS OF DEFAULT

Section 7.1	Events of Default

(1)          The occurrence of any of the following events shall constitute an event of default under this Debenture (each an “Event of Default”):

(a)	if the Borrower fails to pay (i) any of the Principal Amount or interest when due, or (ii) any other amounts payable under this Debenture within 30 calendar days after the date such interest or other amount is due;
(b)	if the Borrower breaches, fails to make any payment or to observe, perform or comply with any material term, covenant, condition or obligation of the Borrower contained herein or is otherwise in default of any of the provisions contained herein (other than referred in subparagraph (a) of this Section 7.1) and such default, if capable of being remedied without loss to, or liability for, the Lender or its Affiliates, is not remedied within 20 Business Days after the Lender receives prompt written notice of such default from the Borrower or, if Lender becomes aware of a default prior to receiving such notice, within 20 Business Days after the Borrower receives a written notice of such default from the Lender;
(c)	if the Borrower breaches any of the provisions of the Transaction Agreements in any material respect;
(d)	if the Borrower or any of its Significant Subsidiaries shall generally fail to pay, or admit in writing its inability or unwillingness to pay, debts as they become due or if a decree or order of a court having jurisdiction is entered adjudging the Borrower or any of its Significant Subsidiaries as bankrupt or insolvent;
(e)	if the Borrower or any of its Significant Subsidiaries shall apply for, consent to or acquiesce in the appointment of a trustee, receiver, or other custodian for the Borrower or any of its Significant Subsidiaries or for a substantial part of the property thereof, or make a general assignment for the benefit of creditors;
(f)	if the Borrower or any of its Significant Subsidiaries shall in the absence of such application, consent or acquiescence, become subject to the appointment of a trustee, receiver, or other custodian for the Borrower or any of its Significant Subsidiaries or for a substantial part of the property thereof, or have a distress, execution, attachment, sequestration or other legal process levied or enforced on or against a substantial part of the property of the Borrower or any of its Significant Subsidiaries;
(g)	if the Borrower or any of its Significant Subsidiaries shall permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency Law, or any dissolution, winding up or liquidation proceeding, in respect of the Borrower or any of its Significant Subsidiaries and, if any such case or proceeding is not commenced by the Borrower or any of its Significant Subsidiaries, such case or proceeding, if contested by the Borrower or any of its Significant Subsidiaries is not dismissed within 30 calendar days; or

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(h)	any other notes, debentures, bonds or other indebtedness for money borrowed having an aggregate principal amount of at least US$10,000,000 (or its equivalent in any other currency or currencies determined at the then current exchange rate) or more (hereinafter called “Indebtedness”) of the Borrower or any of its Subsidiaries shall become prematurely repayable following default, or steps are taken to enforce any security therefor, or the Borrower or any of its Subsidiaries defaults in the repayment of any such Indebtedness at the maturity thereof or (in the case of Indebtedness due on demand) on demand, or, in either case, at the expiration of any applicable grace period therefor, (if any) or any guarantee of or indemnity in respect of any Indebtedness of others given by the Borrower or any of its Subsidiaries shall not be honored when due and called upon.

(2)          If an Event of Default described in (d), (e), (f), (g) or (h) above shall occur, all Obligations on this Debenture shall become immediately due and payable without any declaration or other act on the part of the Lender. Immediately upon the occurrence of any Event of Default described in (d), (e), (f), (g) or (h) above, or upon failure to pay this Debenture on the Maturity Date, the Lender, upon notice to the Borrower, may proceed to protect, enforce, exercise and pursue any and all rights and remedies available to the Lender under this Debenture, or at law or in equity.

(3)          If an Event of Default described in (c) above shall occur, the Lender must first deliver a written notice to the Borrower specifying in reasonable detail all material breaches of covenants, representations and warranties or other matters in the Investor Rights Agreement which the Lender asserts as the basis for the Event of Default. After delivering such notice, provided the Borrower is proceeding diligently to cure such matter and such matter is capable of being cured without loss or liability for the Lender or any of its Affiliates, the Lender may not declare all Obligations of this Debenture to be due and payable until the date that is 30 calendar days following receipt of such notice by the Borrower if such matter has not been cured on or before such date, without loss or liability for the Lender or its Affiliates, to the satisfaction of the Lender.

(4)          If any other Event of Default shall occur for any reason, whether voluntary or involuntary, and be continuing, the Lender may by notice to the Borrower declare all or any of the Obligations of this Debenture to be due and payable, whereupon the full unpaid amount of this Debenture which shall be so declared due and payable shall be and become immediately due and payable without further notice, demand or presentment, or transfer this Debenture in accordance with Section 9.7.

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Section 7.2	Remedies Not Exclusive

No right, power or remedy herein conferred upon or reserved to the Lender is intended to be exclusive of any other right, power or remedy or remedies, and each and every right, power and remedy shall, to the extent permitted by applicable Law, be cumulative and shall be in addition to every other right, power or remedy given hereunder or now or hereafter existing at law, in equity or by statute. The Lender shall have the power to waive any Event of Default, provided such waiver is obtained in accordance with Section 9.5, and shall not constitute a waiver of any other or subsequent Event of Default. No delay or omission of the Lender in the exercise of any right, power or remedy accruing upon any Event of Default shall impair any such right, power or remedy or shall be construed to be a waiver of any such Event of Default or an acquiescence therein. Every right, power and remedy given to the Lender by this Debenture or under applicable Law may be exercised from time to time and as often as may be deemed expedient by the Lender. In case the Lender shall have proceeded to enforce any right under this Debenture and the proceedings for the enforcement thereof shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Lender, then and in every such case, the Borrower and the Lender shall, without any further action hereunder, to the full extent permitted by applicable Law, subject to any determination in such proceedings, severally and respectively, be restored to their former positions and rights hereunder and thereafter all rights, remedies and powers of the Lender shall continue as though no such proceeding had been taken.

Section 7.3	Application of Monies

Subject to applicable Law, all monies collected or received by the Lender pursuant to or in exercise of any right or remedy shall be applied on account of the amounts outstanding hereunder in such manner as the Lender deems best or, at the option of the Lender, or released to the Borrower, all without prejudice to the liability of the Borrower or the rights of the Lender hereunder, and any surplus shall be accounted for as required by applicable Law.

Article 8 - MUTILATION, LOSS, THEFT OR DESTRUCTION OF DEBENTURE CERTIFICATE

In case this Debenture certificate shall become mutilated or be lost, stolen or destroyed, the Borrower, shall issue and deliver a new replacement debenture certificate upon surrender and cancellation of the mutilated Debenture certificate or, in the case of a lost, stolen or destroyed Debenture certificate, in lieu of and in substitution for the same. In the case of loss, theft or destruction, the applicant for a substituted debenture certificate shall furnish to the Borrower such evidence of the loss, theft or destruction of the Debenture certificate as shall be reasonably satisfactory to the Borrower. The applicant shall pay all reasonable and documented out-of-pocket third-party expenses incidental to the issuance of any substituted debenture certificate.

Article 9 - GENERAL

Section 9.1	Taxes, etc.

All payments made by the Borrower to the Lender under this Debenture shall be made free and clear of, and without deduction for or on account of, any withholding Taxes now or hereafter imposed by any Governmental Authority in any jurisdiction. If any such withholding Taxes are required to be withheld or deducted from any amounts payable by the Borrower to the Lender hereunder, the Borrower shall:

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(a)	within the time period for payment permitted by applicable Law, pay to the appropriate Governmental Authority the full amount of such withholding Taxes and any additional Taxes in respect of the payment required under Section 9.1(b) hereof and make such reports and filings in connection therewith in the manner required by applicable Law; and
(b)	pay to the Lender an additional amount which (after deduction of all withholding Taxes incurred by reason of the payment or receipt of such additional amount) will be sufficient to yield to the Lender the full amount which would have been received by it had no deduction or withholding been made.

Upon the request of the Lender, the Borrower shall furnish to the Lender the original or a certified copy of a receipt for (or other satisfactory evidence as to) the payment of each of the withholding Taxes (if any) payable in respect of such payment. If the Lender receives a refund of any withholding Taxes with respect to which the Borrower has paid any additional amount under this Section 9.1, the Lender shall pay over such refund to the Borrower. Nothing herein is intended to require payment by the Borrower to or for the Lender in respect of any Taxes payable by the Lender in respect of Taxes on the Lender’s own income, capital, capital gains, dividends, or other earnings realized pursuant to payments made pursuant to the terms of this Debenture.

Section 9.2	Notice

Any demand, notice, direction or other communication to be made or given hereunder (in each case, “Communication”) shall be in writing and shall be made or given by personal delivery, by courier or by email transmission, or sent by registered mail, charges prepaid, addressed to the respective Parties as follows:

(a)	if to the Borrower:

700 Tech Court

Louisville, CO 80027

United States

Attention:	General Counsel
E-mail:	[* * *]

with a copy (which shall not constitute notice) to:

DLA Piper (Canada) LLP

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Suite 6000, 1 First Canadian Place
PO Box 367, 100 King St W
Toronto, Ontario M5X 1E2
Canada

[***] Indicates material that has been excluded from this Exhibit 10.2 because it is private or confidential and not material.

Attention:     Jarrod Isfeld
                     Russel W. Drew
Email:         jarrod.isfeld@dlapiper.com
                     russel.drew@dlapiper.com

(b)	if to the Lender:

Globe House
4 Temple Pl
London WC2R 2PG

Attention:     Juan Palacios
Email:           [* * *]

and with a copy (which shall not constitute notice) to:

Jones Day
250 Vesey Street
New York, New York 10281
United States

Attention:      Randi C. Lesnick
                     Bradley C. Brasser
Email:           rclesnick@jonesday.com
                     bcbrasser@jonesday.com

and with a copy (which shall not constitute notice) to:

Stikeman Elliott LLP
5300 Commerce Court West
199 Bay Street
Toronto, Ontario M5L 1B9
Canada

Attention:     Colin Burn
Email:          cburn@stikeman.com

or to such other address or email or facsimile number as any Party may from time to time designate in accordance with this Section 9.2. Any Communication made by personal delivery or by courier shall be conclusively deemed to have been given and received on the day of actual delivery thereof or if such day is not a Business Day, on the first Business Day thereafter. Any Communication made or given by email on a Business Day before 5:00 p.m. (local time of the recipient) shall be conclusively deemed to have been given and received on such Business Day and otherwise shall be conclusively deemed to have been given and received on the first Business Day following the

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[***] Indicates material that has been excluded from this Exhibit 10.2 because it is private or confidential and not material.

transmittal thereof. Any Communication that is mailed shall be conclusively deemed to have been given and received on the third Business Day following the date of mailing but if, at the time of mailing or within three Business Days thereafter, there is or occurs a labour dispute or other event that might reasonably be expected to disrupt delivery of documents by mail, any Communication shall be delivered or transmitted by any other means provided for in this Section 9.2.

Section 9.3	Change of Control of Borrower

By its acceptance hereof, each of the Borrower and the Lender acknowledges and agrees that in the event a Change of Control occurs, then (a) all references herein to the Borrower shall extend to and include the entity resulting therefrom or which thereafter will carry on the business of the Borrower and (b) if such Change of Control results in (i) a successor entity upon completion of the arrangement, amalgamation, consolidation or merger, (ii) another entity carrying on the business of the Borrower, or (iii) the Borrower becoming a wholly-owned subsidiary of another entity, the following sections of the Debenture shall be deemed to be null and void upon the consummation of such Change of Control: Section 3.2, Section 4.4, Section 6.1(2)(b), Section 6.2(2), Section 7.1(1)(c) and Section 7.1(3).

Section 9.4	Amendments

This Debenture may not be amended or otherwise modified except by an instrument in writing executed by the Borrower and the Lender.

Section 9.5	Waivers

The Lender shall not, by any act, delay, omission or otherwise, be deemed to have expressly or impliedly waived any of its rights, powers and/or remedies unless such waiver shall be in writing and executed by an authorized officer of the Lender. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by the Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which the Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

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Section 9.6	Registration of Debentures

The Borrower shall cause to be kept at the head office of the Borrower in the city of Louisville, Colorado, United States a register of debentures in which shall be entered the name and latest known address of the Lender and any other holders of debentures, if applicable. Such register shall at all reasonable times during regular business hours of the Borrower be open for inspection by the Lender. The Borrower shall not be charged with notice of or be bound to see to the performance of any trust, whether express, implied, or constructive, in respect of this Debenture and may act on the direction of the Lender, whether named as trustee or otherwise, as though the Lender were the beneficial owner of this Debenture.

Section 9.7	Transfer of Debenture

This Debenture shall be transferable by the Lender only to an Affiliate of the Lender; provided, that following a Transferability Event this Debenture shall be freely transferable by the Lender to any Person other than a Competitor of the Borrower. Notwithstanding the foregoing, the Borrower shall be permitted to prepay the Principal Amount outstanding on this Debenture and any accrued and unpaid interest owing thereon in whole or in part in the event that this Debenture is transferred to a Person that is not an Affiliate of the Lender (the “Non-Affiliate Holder”). No transfer of this Debenture shall be valid unless made in accordance with applicable Law, including all applicable Canadian Securities Laws and United States securities Laws. Subject to the preceding two sentences, if the Lender intends to transfer this Debenture or any portion thereof, it shall deliver to the Borrower the transfer form attached to this Debenture as Schedule C, duly executed by the Lender. Upon compliance with the foregoing conditions and the surrender by the Lender of this Debenture, the Borrower shall execute and deliver to the applicable transferee a new Debenture registered in the name of the transferee. If less than the full Principal Amount of this Debenture is transferred, the Lender shall be entitled to receive, in the same manner, a new Debenture registered in its name evidencing the portion of the Principal Amount of this Debenture not so transferred. Prior to registration of any transfer of this Debenture, the Lender and the applicable transferee shall be required to provide the Borrower with necessary information and documents, including certificates and statutory declarations, as may be required to be filed under applicable Law. For greater certainty, upon the transfer of this Debenture to any Non-Affiliate Holder, (i) the transferee will not become a party to any of the Transaction Agreements (other than this Debenture), unless otherwise provided by the terms of the Transaction Agreements (other than this Debenture), and (ii) the following sections of the Debenture shall be deemed to be null and void upon the earlier to occur of (x) the Non-Affiliate Holder converting any portion of the outstanding Principal Amount or accrued and unpaid interest owing thereon into Common Shares, and (y) the prepayment of the Principal Amount pursuant to the terms of this Section 9.7: Section 3.2, Section 4.4, Section 6.1(2)(b), Section 6.2(2), Section 7.1(1)(c) and Section 7.1(3).

Section 9.8	Release and Discharge

If the Lender exercises all conversion rights attached to this Debenture pursuant to Article 4 hereof or if the Borrower pays all of the Obligations to the Lender in full pursuant to Article 2, Article 3 or Article 7, the Lender shall release this Debenture and the Borrower shall be, and shall be deemed to have, discharged of all its Obligations under this Debenture.

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Section 9.9	Successors and Assigns

This Debenture shall inure to the benefit of the Lender and its successors and assigns, and shall be binding upon the Borrower and its successors and permitted assigns.

Section 9.10	Time

Time shall be of the essence of this Debenture.

Section 9.11	Governing Law

This Debenture shall be governed by, and construed and interpreted in accordance with, the Laws of the Province of Ontario and the federal Laws of Canada applicable therein, without regard to conflict of Laws principles. The Borrower and, by its acceptance hereof, the Lender each hereby irrevocably attorns and submits to the exclusive jurisdiction of the Ontario courts situated in the City of Toronto (and appellate courts therefrom), and waives objection to the venue of any proceeding in such court or that such court provides an inappropriate forum in connection with this Debenture.

Section 9.12	Expenses

Except as otherwise expressly provided in this Debenture or any other Transaction Agreement, each Party will pay for its own costs and expenses incurred in connection with this Debenture and the transactions contemplated hereby. The fees and expenses referred to in this Section 9.12 are those which are incurred in connection with the negotiation, preparation, execution and performance of this Debenture, and the transactions contemplated hereby, including the fees and expenses of legal counsel, accountants and other advisors.

Section 9.13	Further Assurances

Each Party shall forthwith, at its own expense and from time to time, do or file, or cause to be done or filed, all such things and shall execute and deliver all such documents, agreements, opinions, certificates and instruments reasonably requested by the other Party or its counsel as may be necessary or desirable to complete the transactions contemplated by this Debenture and carry out its provisions and intention.

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Schedule B – Conversion Notice

TO: CHArLOTTE’S WEB HOLDINGS, INC. (the “Borrower”)

Pursuant to the Convertible Debenture (the “Debenture”) of the Borrower issued to the undersigned on ____________, 2022, the undersigned hereby notifies you that $____________ of the principal amount outstanding under the Debenture, shall be converted into Common Shares of the Borrower in accordance with the terms of the Debenture.

In addition to the above, the applicable amount of accrued and unpaid interest on the principal amount being converted through but excluding the Issue Date with respect to this Conversion Notice, shall be converted into Common Shares of the Borrower in accordance with the terms of the Debenture.

The certificate or uncertificated ledger entry representing the Common Shares to be issued shall be registered as follows:

Name	Registered Address	Address for Delivery

DATED this ______ day of ____________, __________.

BT DE INVESTMENTS INC.
By:
Name:
Title:

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Schedule C – Form Of Transfer

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers to:

(Name)

(Address)

(the “Transferee”), of $____________ principal amount of the Convertible Debenture of Charlotte’s Web Holdings, Inc. issued on November 14, 2022 (the “Debenture”), registered in the name of the undersigned on the register of Debentures represented by the attached Debenture, and irrevocably appoints _________________ as the attorney of the undersigned to transfer to the Transferee the said principal amount of the Debenture on the books or register of transfer, with full power of substitution.

DATED this ______ day of ____________, __________.

BT DE INVESTMENTS INC.
By:
Name:
Title:

Note to Debentureholder: In order to transfer the Debenture, this transfer form must be delivered to Charlotte’s Web Holdings, Inc.

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Schedule D – Competitors of the Borrower

[* * *]

[***] Indicates material that has been excluded from this Exhibit 10.2 because it is private or confidential and not material.

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